As filed with the Securities and Exchange Commission on August 2, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-152448
FORM S-8 REGISTRATION STATEMENT NO. 333-190102
FORM S-8 REGISTRATION STATEMENT NO. 333-207356

UNDER THE SECURITIES ACT OF 1933

VANGUARD NATURAL RESOURCES, LLC
(Exact Name of Registrant as Specified in Its Charter)

Vanguard Natural Resources, LLC Long-Term Incentive Plan
(Full title of the plan)

Amended and Restated Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan
(Full title of the plan)

Delaware	1311	61-1521161
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5847 San Felipe, Suite 3000 Houston, Texas 77057 (832) 327-2255	Scott W. Smith 5847 San Felipe, Suite 3000 Houston, Texas 77057 (832) 327-2255
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to: Douglas V. Getten Paul Hastings LLP 600 Travis St., Suite 5800 Houston, Texas 77002 (713) 860-7300

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (the “Registration Statements”), originally filed by Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-152448, filed on July 22, 2008, registering 1,000,000 common units representing limited liability company interests of the Company under the Vanguard Natural Resources, LLC Long-Term Incentive Plan;

•	Registration Statement No. 333-190102, filed on March 19, 2012, registering 3,000,000 common units representing limited liability company interests of the Company under the Vanguard Natural Resources, LLC Long-Term Incentive Plan; and

•	Registration Statement No. 333-207356, filed on October 9, 2015, registering 1,054,709 common units representing limited liability company interests of Vanguard Natural Resources, LLC under the Amended and Restated Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan, which the Company assumed in connection with the Agreement and Plan of Merger, dated as of May 21, 2015, by and among Eagle Rock Energy Partners, L.P., Eagle Rock Energy GP, L.P., the Company and Talon Merger Sub, LLC.

On July 18, 2017, an order confirming the Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the “Plan”) of the Company and certain of its subsidiaries (collectively with the Company, “Vanguard”) was entered by the United States Bankruptcy Court for the Southern District of Texas. On August 1, 2017, Vanguard substantially consummated the Plan and emerged from their Chapter 11 cases. As part of the transactions undertaken pursuant to the Plan, the Company’s equity was cancelled and Vanguard Natural Resources, Inc., formerly known as VNR Finance Corp., a wholly owned subsidiary of the Company, became the successor issuer to the Company pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended.

As a result of the completion of the transactions contemplated by the Plan, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on August 2, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott Smith
Name: Scott Smith
Title: President and Chief Executive Officer